Exhibit 99.1

NewsRelease

Date: January 31, 2007
Williams’ Northwest Pipeline Announces Filing of Rate Case Settlement
TULSA, Okla. — Williams’ (NYSE:WMB) Northwest Pipeline announced today it has filed a stipulation and settlement agreement that resolves all outstanding issues in its pending rate case (RP06-416) which was filed on June 30, 2006, with the Federal Energy Regulatory Commission (FERC). The settlement between Northwest and the intervening parties in the case, including Northwest’s customers, is supported by the FERC staff and is expected to be uncontested.
This was the first general rate increase sought by Northwest in ten years and was filed to reflect an increase in revenue requirements, including recovery of the $333 million Capacity Replacement Project in the state of Washington.
“We are pleased to have reached a settlement with our customers and FERC staff,” said Phil Wright, president of Williams Gas Pipelines. “We believe the settlement is fair and provides rate certainty for Northwest and its customers for the next few years.”
The settlement is based on an annual cost of service of $404 million and establishes that general system firm transportation (TF-1 Large) rates on the Northwest Pipeline system will increase from $.30760 to $.40984 per dekatherm, effective Jan. 1, 2007.
The settlement is subject to FERC approval. Northwest anticipates the approval process will be completed by mid-2007.
About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

Contact Information:

Richard George	Williams Investor Relations	918-573-3679
Michele Swaner	Media Relations	(801) 584-7048
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